EXHIBIT 99

                                  PRESS RELEASE
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                          THISTLE GROUP HOLDINGS, CO.

NEWS RELEASE                   Contacts:  John F. McGill Jr., President
                                          Pam Cyr, Dir. of Investor Relations
                                          6060 Ridge Avenue
                                          Philadelphia, PA 19128
                                          Phone:  215-483-2800
                                          Fax:    215-483-0885

THISTLE GROUP HOLDINGS, CO. ANNOUNCES 20% INCREASE IN CASH DIVIDEND AND DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHT

         Philadelphia, PA, September 17, 1999 - Thistle Group Holdings, Co., (NASDAQ: THTL)announced today that the Board of Directors declared a regular quarterly cash dividend of $0.06 per share. The dividend will be paid on October 15, 1999 to stockholders of record as of September 30, 1999. This represents an increase of 20% over the cash dividend of $.05 per share which had been paid previously.

         The Company also announced that the Board of Directors of the Company today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock, par value $.10 per share.

         John F. McGill, Jr., President and Chief Executive Officer of the Company, stated: "The Rights are designed to assure that all of Thistle Group's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium."

         The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $30.

         If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or

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group),  in whole or in part, at an exchange  ratio of one share of common stock
(or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Rights are intended to enable the Company's stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         The dividend distribution will be made on September ___, 1997, payable to stockholders of record on that date. The Rights will expire on [September 13, 2009]. The Rights distribution is not taxable to stockholders.

         Thistle also offers a dividend reinvestment plan. Through the plan, holders of common stock may have their dividends and optional cash contributions of between $100 and $1,000 per quarter reinvested in additional common shares without incurring brokerage commissions or service charges. Shareholders not enrolled in this plan, as well as brokers and custodians who hold stock for clients, may receive a copy of the plan and enrollment card by contacting Registrar and Transfer Relations Department at (800) 368-5948 or Pam Cyr, Director of Investor Relations at (215) 483-2800.

         Thistle Group Holdings, Co. is a Philadelphia based Unitary Thrift Holding whose principal subsidiary is Roxborough Manayunk Bank. At June 30, 1999 the Company had total assets, deposits and stockholders' equity of $524 million, $279 million and $82 million, respectively.

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